Exhibit 99.1

March 18, 2019

Fellow CTG Shareholders:

On behalf of your Board of Directors, we are writing to you to provide an update on CTG’s progress over the past two years, and our thoughts going forward with Filip Gydé as the President and CEO of CTG. Over that time, we have implemented a number of initiatives to realign CTG’s business with client and market demand, and built the foundation for strong, profitable improvement. We reported impressive revenue growth in 2018, the likes of which CTG had not realized in a number of years. While there is still work to do in meeting our profit improvement plan, we are excited to head into 2019 with significant momentum, having invested in the highest performing areas of our business to drive operational excellence.

One of our important announcements in late 2018 was the retirement of our CEO, Arthur (Bud) Crumlish, on March 1, 2019. Bud took the helm in July 2016 at a particularly challenging period in our history and was instrumental in putting CTG on the right path forward. Bud worked hard to focus our employees on executing our strategy, and under his leadership, the foundation has been set for future profitable growth. We thank Bud for his nearly three decades of dedicated service to CTG and its shareholders.

CTG’s Board of Directors carefully considered the attributes needed to further drive CTG’s success, and unanimously selected Filip Gydé as President and CEO, and as a member of the Board of Directors. Filip brings a highly successful 30-year career with CTG Europe, where beginning in 2000 he led that business through a successful turnaround that has culminated in profitable revenue growth over the past nine consecutive years. I am confident that Filip will duplicate his impressive success in Europe, driving increased revenue and improved profitability in North America, while meeting guidance targets issued in our February press release.

On behalf of the Board, we are looking forward to working closely with Filip, and the rest of management, to support the Company in executing on its strategy and achieving the objectives we have set forth.

In the letter that follows, Filip outlines his preliminary views on CTG’s strategy and outlook as well as what he believes to be the key accomplishments of the past few years. I thank you on behalf of your Board for your continued support of CTG.

Daniel J. Sullivan

Chair of the Board

Fellow CTG Shareholders:

I am honored to be writing this letter to you as CEO of CTG. Over the last three decades, I have had the privilege of serving in a number of roles throughout the Company, and working alongside the strong team that makes up CTG. To step into the role of CEO – especially at an important time in the Company’s history – is an opportunity for which I am very excited.

As you know, we have been focused in recent years on transforming CTG into a more solutions-focused company, positioning our respective lines of business for profitable growth and establishing our go-forward strategy for achieving improved company-wide performance in support of driving shareholder value. This focus remains critical to our strategy.

Building on our previously established foundation and progress to date, we successfully executed on a number of strategic growth initiatives during 2018 while continuing to realign certain areas of the business for improved operating results. These actions resulted in the following:

•	An increase of 19% in consolidated revenue for the year, led by the continued excellent performance in our European operations.

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Revenue from Europe grew 55% year-over-year, driven by a combination of healthy organic growth and significant revenue contribution from the Soft Company business we acquired in France in early 2018. Operating profit in Europe increased to $5.3 million in 2018 from $4.0 million in 2017.

•	Consistent with our plan to increase the higher margin business mix, Solutions revenue grew 24% year-over-year, while Staffing revenue increased 17% compared with 2017.

Disciplined Execution of Strategy, with a Focus on:

1.	Increasing Solutions revenue at a higher rate than Staffing revenue

2.	Expanding our health solutions service offerings to drive growth

3.	Expanding client relationships to include technical and professional staffing services

4.	Improving our business mix within Staffing toward higher margin services

We announced a three-year strategic plan in January 2017 that outlined the steps CTG was taking to improve profitable growth, primarily through a focus on selling consultative IT solutions, the expansion of our client base, and continued disciplined cost management. As part of that plan, we laid out certain goals that we planned to achieve by the end of 2019. While we still believe these goals are achievable – and we continue to make progress towards them – we believe the timeframe to achieve them will need to be extended somewhat beyond 2019.

Acknowledging that a consistent review and refinement of objectives is critical to the success of any strategic plan, we are highly confident in our existing strategy and the Company’s current trajectory, and we are firmly committed to disciplined execution of actions to achieve our goals. As we work to deliver improved operating results in 2019, the solid foundation that provided the basis for our strong top-line growth over the past year remains fully intact.

At the core to our strategy for improving bottom line growth is a continued emphasis on increasing the mix of higher-margin solutions business as a percentage of CTG’s total revenue. In addition to having a more favorable margin profile, solutions offerings represent higher-value services with the opportunity for deeper client engagement and increased loyalty. Today, we are well positioned for future growth with our comprehensive, yet adaptable, Application AdvantageTM and Enterprise Information Management (EIM) AdvantageTM solutions offerings. As part of our ongoing ONE CTG initiative to globalize our Solutions teams, we will also continue to expand our solutions offerings to address the evolving needs of both new and existing clients.

Specific to our Staffing business, we are being more selective in the new business opportunities we pursue. This includes targeting middle-market clients, especially for higher-value professional staffing, and continuing to improve our sales organization’s effectiveness. We also remain focused on other initiatives to enhance the future operating results of our Staffing business in North America, including optimizing recruiting resources and utilization levels, and retaining and more efficiently redeploying top talent in anticipation of future client demand.

These strategic objectives have been fundamental to the performance of our European operations – with a consistently expanding mix of Solutions business growing to approximately 50% of European revenue and contributing to nine consecutive years of profitable growth. This accomplishment was the result of strong teamwork to develop and execute on sound business strategies at the right time and with the right people. As part of our broader goal to drive improved company-wide performance, we are intently focused on replicating the success we have consistently demonstrated in our European operations across our enterprise.

Investments to Drive Future Profitable Growth

We continued to make significant investments to drive future profitable growth and revenue quality. As part of realigning the focus of our North America operations during 2018, we invested an additional nearly $3.5 million in personnel, including leadership, business development, recruiting and marketing. As a direct result of making these investments, we secured a number of new and expanded contracts during 2018, including our win with Catholic Health Initiatives (CHI). As further evidence of measurable returns on our investments, our Health Solutions business exited the year with a third consecutive quarter of year-over-year revenue growth and an expanded pipeline of new engagements.

While we are realizing the meaningful top-line benefit from these investments, the expected positive returns had yet to fully materialize by year-end 2018. We have since begun to see small but increasing benefits from these efforts in the early part of 2019; this initial lag is also consistent with what we experienced during the earlier periods of similar past investments in our European operations.

We also plan to make meaningful investments in 2019 of nearly $1.5 million to expand, enhance and globalize our existing solutions offerings as well as continue to position our Health Solutions business to address the healthcare industry’s ongoing transition to value-based care.

Seeding Incremental Profitable Growth with Strategic Acquisitions

We believe small, synergistic acquisitions can play an important role as part of our larger growth objectives. As demonstrated over the last year, we will continue to evaluate tuck-in transactions that have the potential to add value in the form of new geographies, key talent or new solutions offerings. Beyond simply augmenting organic growth, any prospective acquisitions must represent a compelling opportunity to strategically drive future growth and accelerate the transition of our U.S. operations to a higher mix of Solutions business.

We have successfully completed two accretive acquisitions since the beginning of 2018. The purchase of Paris-based Soft Company broadens our market in Belgium and Luxembourg with the addition of complementary services, and it gives CTG an established presence in France’s large and growing IT services market. Additionally, this transaction expanded our portfolio of value-add solutions with additional offerings, including business intelligence and analytics, as well as mobile application development.

More recently, we completed the purchase of Luxembourg-based Tech-IT in February of 2019. In addition to solidifying CTG’s market leading position in Luxembourg, Tech-IT’s hardware and software expertise filled a previous gap in our solutions offerings. As a result, CTG can now provide a more comprehensive offering of end-to-end IT solutions, including cloud services capabilities, to a combined base of banking, financial services and local government clients in Luxembourg.

Strong Corporate Governance and Returning Capital to Shareholders

Unquestionably, being a good steward of our shareholders’ capital goes hand in hand with the operating initiatives we have outlined. In addition to our ongoing execution on a series of growth objectives, senior management and the Board have continued to take bold actions to further strengthen corporate governance, as well as increase alignment with and proactively return capital to shareholders. These actions included:

•	Eliminated cash compensation for non-employee directors in favor of providing compensation exclusively in CTG shares, further aligning the Board’s interests with shareholders.

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Continued in 2018 the Company’s previously implemented equity-based compensation program for senior leadership to include grants and associated vesting solely based upon a significant increase in share price, further increasing leadership’s accountability to shareholders.

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Refreshed two-thirds of the Board of Directors by adding four of the six current directors since November 2015, providing exceptional oversight and business acumen in support of CTG’s long-term strategy.

•	Authorized a total of $30 million for the Company’s share repurchases since November 2016, with $7.7 million remaining under the existing repurchase authorization program.

•	Repurchased 1.8 million shares of CTG stock in 2018 through a tender offer and the Company’s existing share repurchase program.

•	Purchased 3.2 million shares or 21% of outstanding shares, since November 2016.

Positioned for Profitable Growth in 2019

In closing, we have entered 2019 with significant momentum, and we anticipate continued year-over-year growth and improved profitability as we execute on our strategy. The mid-point of our recently provided guidance for the full year reflects the expectation for a year of double-digit revenue and earnings growth, driven by a combination of expanded organic business, the revenue and profit contribution from Tech-IT, and improved revenue quality. The achievement of our guidance would represent top-line growth that meaningfully exceeds the forecasts for the end markets in which CTG participates.

To the Company’s shareholders, clients, employees, contractors and partners, thank you for your continued support of CTG. We are excited about the prospects for the future and look forward to what we can achieve together in 2019 and beyond.

Filip J.L. Gydé
President and Chief Executive Officer

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2019 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Tech-IT and Soft Company businesses and retain their clients, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2018 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.